Exhibit 10.1

D.S Raider Ltd.

Authorized Exclusive Distribution Agreement

1.          Background. D.S Raider Ltd. (“D.S Raider”) develops, manufactures and markets security, para-security and civil applications based on electric-powered tactical manned vehicle as listed in Annex A hereto (“Products”). EZ Raider LLC (the “Distributor”) wishes to sell the Products with the validity of the manufacturer’s Warranty. Moreover, following training of Distributor’s personnel by D.S Raider, the Distributor will maintain the necessary expertise required both to sell the Products and to provide the related support services.

“End User” means a person or entity who acquires the Products for its own use. End User does not include an entity, which resells, sells, licenses, rents or leases the Products to other parties in the regular course of business.

“Warranty” means manufacturer’s warranty only to the Distributor, subject to section 6.4 below and for a period that is shorter of: (i) one and a half (1.5) years from delivery of the Products from D.S Raider to the Distributor (ii) one (1) year from delivery of the Products from the Distributor to End User. The document of warranty terms and conditions is attached hereto as Annex C and constitutes an integral part of this Agreement.

2.            Authorization. D.S Raider hereby appoints Distributor to be D.S Raider Exclusive Authorized Distributor according to the terms of Annex B.

2.1.        Distributor shall be authorized to market: (i) the Products; (ii) related product support; and (iii) related consulting and training services; all developed by D.S Raider. Pricing shall be as set forth in Annex A hereto, as amended by D.S Raider from time to time in accordance with section 8.5 below. Compensation for items not listed in Annex A. such as consulting and training, shall be determined on a per-project basis.

2.2.        Distributor’s continued authorization is based on its compliance with the terms in this Agreement. Distributor’s authorization is also based upon meeting experience requirements and complying with product marketing and support guidelines as set out in this Agreement.

2.3.        Distributor shall have no authority to act for or bind or obligate D.S Raider in any way, transact any business in D.S Raider’s name or its behalf or incur any liability for or on behalf of D.S Raider. Distributor agrees to hold D.S Raider harmless for violation of above conditions. However, Distributor may provide to its customers the literature concerning the Products, as prepared by D.S Raider.

3.	Term and Termination

3.1.        Term. This Agreement, has a 2 (two) year term, effective from the date hereof (“Initial Term”), and may, subject to (a) Distributor meeting the Initial Term sales criteria for each jurisdiction or geographic area included in the Territory (as defined below) to be concluded by the parties not later than 6 (six) or 9 (nine) months (as the case may be) following the date hereof; and (b) the parties agree on the post Initial Term sales criteria, not later than 6 (six) months prior to the end of the Initial Term, be extended by an additional 12 (twelve) months (“Term”), all to be incorporated into Appendix D hereto. Upon the lapse of the Term, this Agreement shall be renewed automatically for additional periods of 12 (twelve) months each, unless: (1) the Distributer fails to meet the sales criteria concluded with respect to the Term and/or such additional periods, or; (2) if this Agreement is terminated under section 3.2 below

3.2.       Termination for Cause. Either party may terminate this Agreement for the substantial breach by the other party of any material term. The terminating party shall first give the breaching party written notice of the alleged breach and a reasonable period of at least 30 (thirty) days in which to cure the alleged breach. If the breach is not cured within the cure period, the terminating party may terminate this Agreement upon written notice to the breaching party.

3.3.        Termination for not agreeing on sales criteria. This Agreement shall be terminated with immediate effect if the Parties fail to agree on the sales criteria for the relevant period (Initial Term and/or Term).

4.             Sales Territory. Distributor agrees that the geographical area (“Territory”) in which Distributor is granted and authorized to resell and support the Products and to consult regarding the Products will be as set forth in Annex B.

5.             Eligible Products and Customers. This Agreement authorizes Distributor to acquire applicable Products from D.S Raider. All payment, credit, shipping and other direct purchase terms shall be between Distributor and D.S Raider. Distributor is further authorized, under this Agreement to market and resell D.S Raider Products solely in the Territory.

6.            End User Satisfaction. The Products that Distributor markets are technically complex and require high-quality, individualized pre-sale and post-sale support. This support is necessary to achieve and maintain high End User satisfaction. Distributor agrees that overall user satisfaction is a condition of its continued authorization by D.S Raider. D.S Raider confirms that, with the proper support, its Products provide overall user satisfaction. To further ensure such overall user satisfaction, Distributor agrees not to market the Products directly or indirectly through mail order. In addition, Distributor agrees to:

6.1.        Pursue commercially reasonable sales policies and procedures to realize the sales potential for the Products in the Territory, in accordance with the provisions of this Agreement;

6.2.        Promote the marketing and sale of the Products within the Territory, at its own expense. All marketing communications (advertising, tradeshows, etc.) shall be planned in coordination with D.S Raider and paid for by Distributor;

6.3.        Prepare, at its discretion and/or to the extent required under the applicable law in the Territory, a local language version of all the marketing, promotional and advertising materials supplied by D.S Raider, and supplying D.S Raider with copies of such versions. In the event Distributor produces its own material, it shall provide D.S Raider with an English translation of the publication and will change items in order to fix quality problems pointed out by D.S Raider;

6.4.        Send to D.S Raider within 7 (seven) days from the date of delivery of the Products to End User the Warranty certificate list which shall include inter alia: the identification details of the End User, the date of sale of the Products, classification of the Product and chassis number (product serial number). It is clarified and agreed that this is a condition precedent to the validity of the manufacturer’s warranty on the Products.

6.5.        Designate senior personnel to be personally in charge of Distributor’s obligations under this Agreement and as the point of contact for D.S Raider in Distributor;

6.6.        Provide support to End Users as part of the pre-sales and post sales process during the life cycle of the Products, including instructions, consulting and 1st (first) tier technical support and;

6.7.        Maintain a minimal spare parts inventory, as reasonably recommended, by D.S Raider for providing rapid support to End Users,

6.8.        Verify the successful initial operation of the Products, or;

6.9.        Report promptly to D.S Raider all actual problems with any Products;

6.10.      Maintain an End User report for all Products sold/licensed (each End User report to include the name and address of the End User, date of the sale, the Products sold/licensed, and the serial number, if applicable);

6.11.      Retain all End User reports for 3 (three) years after the date of sale, and assist D.S Raider in tracing a Products to an End User to distribute critical product information, locate a product for safety reasons, or to discover unauthorized marketing or infringing acts;

6.12.      Provide D.S Raider with a quarterly report which shall detail: (i) sales report during the reported month; (ii) the promotional activities carried out by Distributor in the reported month; (iii) complaints and requests of End User of which Distributor is aware; (iv) any other information reasonably requested by D.S Raider in respect of the subject matter of this Agreement - to the extent easily available to Distributor;

6.13.      To comply with and execute the quality assurance requirements detailed in Annex- E;

6.14.      Conduct business in a manner which does not reflect unfavorably on the Products, goodwill and reputation of D.S Raider;

6.15.      Avoid deceptive, misleading or unethical practices which are or might be detrimental to D.S Raider or its products;

6.16.      Refrain from making any false or misleading representations with regard to D.S Raider or its Products;

6.17.    Refrain from making any representations, warranties, or guarantees to customers or other third parties with respect to the specifications, features or capabilities of Products that are inconsistent with the literature distributed by D.S Raider; and

6.18.      Comply with the laws and regulations in the Territory applicable to the sale and use of the Products in the Territory including without limitation for the import of the Products into the Territory. Distributor shall bear all expenses and costs related to compliance with such laws and regulations and; Provide all the regulatory approvals to D.S Raider in accordance with this section.

7.	D.S Raider and Distributor’s Obligations

D.S Raider agrees with Distributor:

7.1.        To support Distributor in promoting the Products and to provide Products support by telephone during D.S Raider’s normal office hours (09:00-18:00 (GMT +02:00)) through its offices and through electronic e-mail systems. Response time shall be no more than 1 (one) business day. Products support shall comprise of, but will not be specifically limited to the following:

7.2.        To keep Distributor informed of enhancements/upgrades to the Products.

7.3.        Any shipping or additional distribution fee for marketing materials and documentation sent to the Distributor, including cover freight, tax, handling and insurance costs will be at the expense of Distributor, but the marketing materials and documentation themselves will be provided by D.S Raider at no charge.

7.4.        If Distributor notifies D.S Raider that changes to the Products are required in order to comply with the applicable regulations in the Territory or to avoid recurring problems or to ensure End User satisfaction, D.S Raider will consider to install such changes in Products later ordered and to provide upgrade kits for Products earlier delivered at agreed price between the parties.

8.	Product Prices, Ordering and Payment Terms

8.1.        Purchase Order. When ordering Products, the Distributor’s purchase order shall include the quantity of Products, schedule of the expected delivery date, payment terms and shipment terms (“Purchase Order”). A Purchase Order signed by D.S Raider and the Distributor shall be referred to as an “Approved Purchase Order”.

8.2.        Payment Terms. The Distributor shall pay D.S Raider for each Purchase Order of the Products. The terms of payment will be 25% (twenty five percent) advance payment upon signing the purchase order 25% (twenty five percent) before shipping and 50% (fifty percent) from Order amount will be paid 75 (seventy-five) days from invoice date without delay. Failure to pay on time by more than 21 (twenty-one) business days may result in D.S Raider terminating this Agreement, if D.S. Raider notifies Distributor of such delinquency and Distributor does not cure it within 7 (seven) days of the notice. Maximum credit Limit amount provided to the distributor will be subject to internal policy of D.S. Raider.

8.3.        Price List. The Products prices to Distributer shall be as specified in Annex A according to Distributer’s price list in effect at the signing of this Agreement and may be amended from time-to-time by D.S Raider by a 3 month prior written notice (“Product Prices”). The Product Prices are set on the basis of EXW; additional costs of shipment will be charge to the Distributer according to the INCOTERM specified in the Approved Purchase Order.

8.4.        Exclusive Payment. Products Prices are exclusive of all taxes and duties. Distributor shall bear and be responsible for any and all taxes and amounts equal to any tariff, duties and/or sales or use tax or any tax in lieu thereof imposed by the government or a governmental agency with respect to the sale of the delivered goods and/or services by D.S Raider to Distributor, or with respect to the sale of the Products or their use. These shall be the sole responsibility of the Distributor, or other support fees, duties or other amounts, however designated, including value added and withholding taxes which are levied or based upon such charges, as well as, any and all fees and commissions payable to Distributor’s bank in connection with any wire transfer and payment under this Agreement.

8.5.      Price Changes. D.S Raider reserves the right to change prices by giving a 90 (ninety) day advanced notification in writing, unless otherwise agreed by both D.S Raider and the Distributor.

9.        Shipment Terms. D.S Raider shall (a) deliver all Products pursuant to the terms of this Agreement suitably packed for shipment and marked for shipment to Distributor’s destination and according to the shipment term (INCOTERM) as specified in the applicable Approved Purchase Order. Risk of loss and title shall pass to Distributor upon delivery of the Products to the stated delivery point in accordance with the applicable Incoterm and Approved Purchase Order. All freight, insurance and other shipping expenses, as well as any special packing expenses not expressly included in the original quotation for the Products, shall be paid by Distributor.

10.	Schedule Change, Cancellation

10.1.      Quantity Increases and Shipment Schedule Changes.

10.1.1.   For any accepted Purchase Order, Distributor may request an increase in the quantity of Products ordered. All Product quantity increases require D.S Raider’s written approval, which, in its sole discretion, may or may not be granted. D.S Raider shall use reasonable commercial efforts to meet any allowed Product quantity increases, which are subject to materials and capacity availability. If D.S Raider agrees to such increase in the quantity, and if there are extra costs to meet such increase, then Distributor shall be liable for such extra costs and will advance them not later than 7 (seven) days following D.S Raider’s approval. Any decrease in quantity more than 5 (five) days after the Purchase Order is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date.

10.1.2.   For any accepted Purchase Order, Distributor may request a reschedule of the expected delivery date not to exceed 10 (ten) business days. All Product reschedules in excess of 10 (ten) business days require D.S Raider’s approval, which, in its sole discretion, may or may not be granted. If D.S Raider agrees to accept a reschedule of any length of time, and if there are extra costs to meet such reschedule or increase, then Distributor shall be liable for such extra costs and will advance them not later than 7 (seven) days following D.S Raider’s approval. Any part of a Purchase Order quantity that is rescheduled pursuant to this Section may not be subsequently rescheduled.

10.2.      Cancellations. Distributor may cancel all or any portion of Product quantity of an accepted Purchase Order without charge, provided that a cancellation notice is sent to D.S Raider no less than 4 months prior to the delivery date. Later cancellations require D.S Raider prior written approval, which, in its sole discretion, may or may not be granted, to

11.         Trademark Usage. Distributor is authorized to use the D.S Raider trademarks applicable to the Products marketed under this Agreement and the other D.S Raider Authorized Trademarks, as applicable, but only in direct connection with D.S Raider products, only if such trademarks are attached to D.S Raider products and only while this Agreement is in effect. Distributor is not authorized to use any D.S Raider trade names without the prior written consent of D.S Raider. Upon the expiration or termination of this Agreement, Distributor agrees to cease all display, advertising and use of any and all D.S Raider trademarks. Distributor agrees not to alter, erase or overprint any notice provided by D.S Raider and not to attach any additional trademarks without the prior written consent of D.S Raider or affix any D.S Raider trademarks to any non-D.S Raider product. Distributor recognizes D.S Raider’s ownership and title to the trade names and trademarks and the goodwill attaching to the trade names and trademarks. Distributor agrees not to contest D.S Raider’s trademarks or trade names, or make application for registration of any D.S Raider trademarks or trade names without D.S Raider’s prior written consent. Distributor agrees not to use, employ or attempt to register any trademarks or trade names, which are confusingly similar to D.S Raider’s trademarks or trade names. In any advertising, Distributor agrees not to use D.S Raider’s trademarks or trade names in a way that could cause customers to mistakenly believe that by calling Distributor’s listed number they are calling D.S Raider.

12.	Intellectual Property Rights

12.1.      Ownership. No title to or ownership of proprietary technology in Products acquired by Distributor as an authorized Distributor is transferred to Distributor. Notwithstanding anything to the contrary in this Agreement, D.S Raider owns and retains all title and ownership of all intellectual property rights in the Products, including all software, firmware, documentation and related materials. D.S Raider does not transfer any portion of such title and ownership, or any of the associated goodwill to Distributor (including goodwill acquired while performing this Agreement), and this Agreement should not be construed as granting Distributor any right or license, whether by implication, estoppel or otherwise.

12.2.      Protection. Distributor agrees to take all reasonable steps, to protect the Products from unauthorized copying or use. The source code and embodied trade secrets are not licensed to Distributor or any End User, and any modification, addition, or deletion is strictly prohibited. Distributor agrees not to disassemble or reverse engineer Products in order to discover the trade secrets contained in the Products.

12.3.      Infringement. Distributor agrees to report any instances of suspected copyright and/or trademark infringement that are known by him to D.S Raider and, at the cost of D.S Raider to give D.S Raider reasonable assistance in investigating and prosecuting the infringing acts.

13.         Limited Warranty/Limitation of Liability. D.S Raider’s ENTIRE LIABILITY AND DISTRIBUTOR’S EXCLUSIVE REMEDY FOR ANY CLAIMS CONCERNING THIS AGREEMENT AND PRODUCTS ACQUIRED PURSUANT TO THIS AGREEMENT ARE SET FORTH IN THIS SECTION.

13.1.      D.S Raider warrants that the Products and their marketing and use, and the D.S Raider trademarks, shall not infringe any third party right.

13.2.      In case of recurring defects of a similar nature and in case of recalls that are initiated by D.S Raider or are ordered by the competent authorities in the Territory, D.S Raider shall bear all related costs, of such a recall,

13.3.      Disclaimer of Warranties. D.S RAIDER MAKES NO WARRANTY EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 13 AND IN THE WARRANTY CIRTIFICATE. D.S RAIDER DISCLAIMS AND EXCLUDES ANY AND ALL OTHER EXPRESS, IMPLIED, AND STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS PROVIDED ABOVE, D.S RAIDER DOES NOT WARRANT THAT ANY OF ITS PRODUCTS SATISFY CUSTOMER REQUIREMENTS OR THAT THE PRODUCTS ARE WITHOUT DEFECT OR ERROR OR THAT THE OPERATION OF THE PRODUCT WILL BE UNINTERRUPTED.

13.4.      Limitation of Liability. D.S RAIDER SHALL IN NO EVENT BE LIABLE TO DISTRIBUTER OR TO ANY OTHER PARTY UNDER THIS AGREEMENT FOR LOSS OF PROFITS, LOSS OF BUSINESS, REPUTATION, GOODWILL OR INTERRUPTION OF BUSINESS. WITHOUT PREJUDICE TO ITS LIABILITY FOR DIRECT DAMAGES, D.S RAIDER SHALL IN NO EVENT BE LIABLE FOR INDIRECT, SPECIAL, RELIANCE, INCIDENTAL, OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND ARISING UNDER OR OUTSIDE OF THIS AGREEMENT, WHETHER IN A CONTRACT, TORT, OR OTHER ACTION ARISING OUT OF BREACH OF WARRANTY, BREACH OF CONTRACT, DELAY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. IN NO EVENT WILL D.S RAIDER’S LIABILITY FOR ANY CAUSE OF ACTION ARISING UNDER THIS AGREEMENT EXCEED THE AMOUNT PAID BY THE DISTRIBUTOR FOR THE PRODUCT THAT GAVE RISE TO THE CAUSE OF ACTION.

13.5.      It is clarified that the Warranty does not and shall not apply in case of improper maintenance and/or negligent use of the Products and/or repair and/or replacement of components other than by D.S Raider or any entity authorized on its behalf or by Distributor’s personnel who have received training from D.S Raider.

13.6.      Without derogating from the D.S Raider’s and Distributor’s (hereinafter “Parties”) respective responsibilities under this Agreement, the Parties shall each procure and maintain in its name a product liability insurance policy. Subject to the consent of the insurance companies: (i) D.S. Raider shall include the Distributor as an additional insured subject to a vendor’s endorsement or its equivalent and subject to a cross liability clause; and (ii) Distributor shall include D.S. Raider as an additional insured subject to a cross liability clause. Each of the Parties shall include 30 days written notice prior cancellation or reduction in coverage to be provided in writing to the other Party. Upon request, each Party shall provide a certificate of insurance evidencing coverage in force.

13.7.      Should a third party make a claim against Distributor for a cause that is based upon a defective or non-conforming or infringing Product, D.S Raider will reimburse and hold Distributor harmless for and against such claims and the related costs.

13.8.      As regards defects and failures that are not covered by warranty or that occur beyond the warranty period, D.S Raider undertakes to supply replacement parts and repair services for a period of seven (7) years following the end of the warranty period of the last delivered Product, at prices similar to those charged by D.S Raider to its other distributors. This clause 13.9 will survive the termination of this Agreement, and will remain valid and binding.

14.	Consequences of Termination

14.1.      Cessation of Distributor Activities. Upon termination of this Agreement, for any reason, all rights and licenses granted under this Agreement shall immediately expire, and Distributor shall cease immediately all marketing, distribution and other activities in connection with the Products, except for the sale of Products in stock. Notwithstanding such termination, D.S Raider shall supply Distributor Products under all Purchase Orders confirmed by D.S Raider prior to the date of such termination, and Distributor will be allowed to sell such Products subject to the payment therefore by Distributor. Upon termination, those provisions of this Agreement that by their nature are expected to survive the termination, will remain valid and binding.

14.2.      Return of Materials and Confidential Information. Distributor shall immediately, and no later than 30 (thirty) days following the end of notice of termination, deliver to D.S Raider all documentation, Confidential Information and other materials belonging to, or otherwise received from D.S Raider related to the performance of this Agreement.

15.	General Terms

15.1.      Laws. The substantive laws of England and Wales without regard to any choice of law provisions shall govern this Agreement. If either party initiates legal proceedings to enforce a term of the Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees. Each party will, at its own expense, comply with any applicable law, statute, ordinance, administrative order, rule and regulation.

15.2.      Jurisdiction. Each of party irrevocably (a) submits to the exclusive jurisdiction of the competent court sitting in LONDON (the “Chosen Court”) (and of their appropriate appellate courts), (b) waives any objection to laying venue in any action or proceeding in the Chosen Court, and (c) waives any objection that such the Chosen Court is an inconvenient forum for the action or proceeding.

15.3.      Regulatory Approvals. Distributor shall be responsible for applying for, obtaining, and maintaining at its sole cost and expense any regulatory and agency approvals required for the marketing or sale of the Products in the Territory and/ or import the Products.

15.4.      Injunctive Relief. Distributor acknowledges that D.S Raider may suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of Distributor’s obligations under the Agreement. Therefore, Distributor agrees that D.S Raider shall be entitled, without limitation of any other rights or remedies otherwise available to the other party, to obtain an injunction prohibiting the anticipated, continuance or recurrence of any such breach of the Agreement.

15.5.      Entire Agreement; Exclusive Agreement. This Agreement (including D.S Raider letter of authorization), including all supplements and annexes sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, understanding or representations, oral or written between the parties hereto regarding such matter and is intended to be the complete and exclusive statement of such agreement and understanding. The essential purpose of this Agreement is to govern the relationship between the parties in connection with the resale of the Products within the Territory. Should the parties elect to engage in a relationship for any other business purpose, the terms of such engagement shall be negotiated and mutually determined in a separate written agreement. The terms and conditions of this agreement shall not be deemed or construed to extend and/or to apply to any other form of engagement unless explicitly agreed otherwise in writing by the parties.

15.6.      Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. The parties shall make their best efforts in order to render effective such provisions of this Agreement not affected thereby and this Agreement will continue in full force and effect.

15.7.      Supplementation; Amendments. This Agreement shall not be supplemented or modified by any course of dealing or usage of trade. Variance from or addition to the terms and conditions of this Agreement in any written notification from either party will be of no effect, unless otherwise expressly provided in this Agreement or agreed to in writing by the other party. This Agreement may only be amended in writing signed by D.S Raider and Distributor.

15.8.      Assignment. This Agreement is not assignable by Distributor, in whole or in part, without D.S Raider’s prior written consent. Notwithstanding, D.S Raider will not unreasonably withhold consent to an assignment of this Agreement or any part of this Agreement to a parent, subsidiary or affiliate. Any attempted assignment without D.S Raider’s written consent will be null and void. D.S Raider may assign this Agreement upon written notice to Distributor, provided that such assignment does not adversely affect the rights of the Distributor.

15.9.      Change in control. Change in control, merger or sale of substantially all of the assets of D.S Raider during the Initial Term, including during the additional term, shall not terminate any of D.S Raider’s obligations hereunder and, to the extent that D.S Raider’s operations are continued or assets are acquired by a successor entity, such an entity will also be obligated to fulfill the obligations hereinunder.

15.10.    Confidentiality. Confidential Information, as used in this Agreement, means any information that the disclosing party desires to protect against unrestricted disclosure or use by the receiving party and that:

15.10.1.           if disclosed in tangible form, is marked in writing as “confidential”, or

15.10.2.           if disclosed orally or visually, is designated orally at the time of disclosure as “confidential”, or

15.10.3.           Information which would reasonably be understood to be confidential, whether or not so marked, by a person familiar with the business of the disclosing party.

Confidential Information will not include any information that: (i) is already in the possession of the receiving party without obligation of confidence towards the other party; (ii) is independently developed by or for the receiving party; (iii) becomes available to the general public without breach of this Agreement; (iv) is rightfully received by the receiving party from a third party who has an obligation of confidence towards the other party hereto; or (v) is released for disclosure by the disclosing party with its written consent.

The receiving party of Confidential Information under this Agreement agrees to exercise reasonable care to protect Confidential Information from unauthorized disclosure or use, which care shall in no event be less than the receiving party gives to protect its own trade secrets. The receiving party may disclose Confidential Information only to its employees or agents who need to know such information and shall inform such employees, by way of policy and agreement that they are bound by obligations of confidentiality. These confidentiality obligations shall survive for 2(two) years after expiration or termination of the Agreement.

15.11.    Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, hostilities, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, materials unavailability, or any other cause beyond the reasonable control of the party invoking this Section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

15.12.    Notice. Any notice given by either party in accordance with this Agreement shall be made in writing and delivered by fax or e-mail and by registered mail or by courier, addressed as set forth below, or to other addresses as the parties shall designate in prior written notice.

15.13.    Non-Waiver. No waiver of any right or remedy on one occasion by either party will be deemed a waiver of such right or remedy on any other occasion.

15.14.    Independent Contractors. The parties to this Agreement are independent contractors. Distributor shall not, except in accordance with this Agreement, represent itself to be an agent or legal representative of D.S Raider. Notwithstanding any general or explicit statement contained herein, the relationship between D.S Raider and Distributor is that of independent contractors. Nothing contained in this Agreement shall be deemed or construed as to award Distributor a status of agent, legal representative, employee, franchisee, partner, joint venturer, fiduciary, corporate affiliate, co-partner or co-owner as a participant in a joint undertaking, or any other status to the same effect.

15.15.    Language. This Agreement is made in the English language only, which language shall be controlling in all respects. All communications and notices made or given pursuant to this Agreement, and all documentation and support to be provided, unless otherwise noted, shall be in the English language.

15.16.    Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit. The headings of sections and subsections of this Agreement are inserted for reference purposes only and they shall not be construed as to affect the scope, meaning or intent of the provisions of this Agreement or any part or portion thereof, nor shall they otherwise be given any legal effect. All annexes attached to this Agreement constitute integral parts of this Agreement. The definitions of this Agreement shall apply to all annexes.

15.17.    Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically (Portable Document Format - PDF) transmitted, facsimile or DocuSign transmitted signatures shall have the full force and effect of an original signature.

End of Terms

Please initial all pages of this agreement and sign the next page to acknowledge your agreement with these terms.

By:	BAR MIKI

Title:	CEO

Date:	9/12/2019

D.S Raider Ltd.

Israel

Agreement and Consent

EZ Raider LLC agrees with and agrees to abide by the terms and conditions set forth above and in Annexes A, B, C, D and E hereto.

Signed this 0___ day of 9_______, 2019, in the city of Seattle wa USA Israel.

Signed:

Date:	9/11/2019

Name:	moshe mozy azarzar

Company:	EZ RAIDER LLC.

Address:	1319 CENTRAL AVE S, UNIT D KENT, WASHINGTON 98032

Annex A

Products and Services Price List

Market Price - US$ TBA

1.	EZRaider -

2.	EZRaider HD2 -

3.	EZRaider HD4 -

4.	Electric Cart –

5.	Electric Cart HD -

6.	Non Electric Cart

Distributor Prices – TBD

Services – TBD

Annex B

Territory and Market

Distributor shall have the right for the term of this Agreement to be the exclusive distributor and seller of Company’s Products for all Recreational and Military (Non- Federal) markets in

Group A :

States with targets to be defined after 6 months:

Texas
Florida
New York (will be effective 60 days from signing the agreement)

States with targets to be defined after 9 months:

New Jersey
Pennsylvania
Georgia

Group B:

States with targets to be defined after 6 months:

Washington
Oregon
Colorado
Utah
Montana

States with targets to be defined after 9 months:

Wyoming
Idaho
Hawaii
Alaska
Nevada

Annex C –

Warranty Terms and Conditions

The Warranty for the Product is given for a period that is shorter of: (i) one and a half years from delivery of the Products from D.S Raider to the Distributor and, (ii) one(1) year from delivery of the Products from the Distributor to End User (the “Warranty Period”).

In the Warranty Period the D.S Raider (“Manufacturer”) will fix or replace, without charge, any component in the Product, in which a manufacturing deficiency or defect is revealed. It is clarified that the testing, repair or replacement of a defective component in the Product will be performed by or on behalf of the Manufacturer only.

It is clarified that the Warranty does not apply in the following events:

1.

Wear and tear on the Product or its components as a result of using the Product such as tires, lights, fuses, plastic components and any other component that is damaged as a result of circumstances unrelated to the Manufacturer.

2.	Neglect or misuse of the Product, not in accordance with the instructions that appear in the User Manual.

3.	Any use that deviates from normal use of the Product.

4.	Repair, replacement or alteration of any component of the Product not in the authorized service stations (a list of authorized service stations appears in this Warranty Certificate).

The Warranty will not apply to direct/ indirect, incidental or consequential damages, including without limitation, bodily injury, property damage loss or theft of the Product financial losses, loss of time, emotional distress or any other reason not arising from the Product manufacture.

This Warranty constitutes an integral part of the Product sale transaction

Annex D - Additional Terms and Conditions

●

Minimum target sales for the first 2 years will be discussed and agreed to no later than 6 months for those states identified as such, and no later than 9 months for the states identified as such , all as stated at Annex B. In case the parties will not reach an agreement regarding the target sales or if the Distributor does not meet the agreed target sale amount, this agreement will be automatically canceled. .

●	During the exclusivity period and for the exclusive territory, D.S Raider (“DSR”) will refer to EZ Raider LLC Customers that will approach DSR directly.

●

DSR will train One (1) technicians in Israel. The course will be for 5 working days and the training will be in English. The flight, hotels, per-diem expenses will be paid directly by EZ RAIDER LLC , but EZ Raider LLC will not be charged for the course itself.

●	EZ Raider LLC will purchase Raiders and Carts for demonstration the purchase order should be signed together with this agreement.

●	Subject to exclusivity, EZ Raider LLC will set up technical and logistic support center to support the market.

●

In the event that Distributor has been able to sell above a mutually agreed upon minimum sales targets during the first year of operations, it is the intention of the parties to create an additional volume discount of the purchase prices for the Distributor and agree in good faith to negotiate and implement such a discount in an amount that is similar to other volume discounts customarily for large volume purchasers in the industry.

Annex e

Quality Requirements

Distributor: _________________________ (“Distributer”)

The quality requirements of D.S Raider Ltd (“D.S. Raider”) set forth herein are designed to assure that sales, training, installation and service processes are safe and effective and complies with the regulatory requirements including Quality Management System.

The purpose of this document is to determine the main quality elements required for the processes related to D.S. Raider’s products by Distributor.

QUALITY MAIN ELEMENTS:

●     To keep records that will allow the traceability of D.S. Raider’s products, in accordance with regulatory requirements in the region.

●     The obligation to notify D.S. Raider of every complaint within 7 working days.

●     To make arrangements to be able to conduct a recall/field safety correction action, if required, according to D.S. Raider’s orders.

●     Premises and processes for handling or storing the device will be designed to protect the product from deterioration or damage.

●     To allow representatives of D.S. Raider or third party on its behalf to audit premises and processes related to the product.

●     To send D.S Raider all service activities performed for each system. The service activity will be documented in English with D.S. Raider’s form, or Distributor form approved by D.S Raider.

●     To conduct service and customer training by trained personnel using only materials approved by D.S. Raider. Training will be conducted by D.S. Raider’s agent or third party on its behalf.

●     To conduct Customer Satisfaction Survey once a year, to all his customer, and send the survey results to D.S. Raider.

●     To ship malfunctioning parts/ systems, replaced by the Distributor, to D.S. Raider for investigation, if requested by D.S. Raider.

●     To keep complaint and service records for 15 years or deliver them to D.S. Raider.

●     To verify storage and transportations temperatures will not exceed system specifications.

●     To obtain and bear the costs for any required registrations, licenses and permits for the product and the marketing, sales and distribution of the products in the Territory as defined in the Distribution Agreement.

●     Distributor should provide D.S. Raider with a copy of all registrations, licenses, and approvals obtained or received for the products and distribution within five (5) business days of Distributor’s receipt of each such registration, license and approval.

●     WEEE compliance- in no case D.S. Raider will finance the cost of collection, treatment and environmentally sound disposal of WEEE. It is Distributor’s obligation to handle it.

Distributor:
EZ RAIDER LLC.

Name:	moshe mozy azarzar

Title:	CE0

Date:	9/11/2019